CIENA CORPORATION
CHANGE IN CONTROL SEVERANCE AGREEMENT
This Change in Control Severance Agreement (the “Agreement”) is made by and between Ciena Corporation, a Delaware corporation, and <<EXECUTIVE>> (the “Executive”), and shall become effective on November 1, 2016.
WHEREAS, the Company (as hereinafter defined) considers it essential to foster the continuous employment of key management personnel and recognizes that the possibility of a Change in Control (as hereinafter defined) of the Company exists and that such possibility, and the uncertainty that it may cause, may result in the departure or distraction of key management personnel of the Company, to the detriment of the Company and its stockholders;
WHEREAS, the Executive is a key management employee of the Company; and
WHEREAS, the Company desires to encourage the continued employment of the Executive by the Company and wants assurance that it will have the continued dedication, loyalty and service of, and the availability of objective advice and counsel from, the Executive notwithstanding the possibility, threat or occurrence of a Change in Control.
NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein and the mutual benefits derived herefrom, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:
1.    Certain Definitions. In addition to those terms defined elsewhere herein, when used herein, the following capitalized terms shall have the meanings indicated:
1.1.    “Board” means the Board of Directors of the Company, as constituted from time to time.
1.2.    “Cause” means the occurrence of any one or more of the following:
(i)    the Executive’s willful and continued failure substantially to perform the duties of the Executive’s position (other than as a result of Disability or as a result of termination by the Executive for Good Reason) after written notice to the Executive by the Governance and Nominations Committee of the Board (or any other special committee or subcommittee appointed by the Board for such purpose) (the “Governance Committee”) specifying such failure, provided that such "cause" shall have been found by a majority vote of the Governance Committee after at least seven days' written notice to the Executive specifying the failure on the part of the Executive and after an opportunity for the Executive to be heard at a meeting of the Governance Committee;
(ii)    any willful act or omission by the Executive in connection with his or her responsibilities as an employee of the Company constituting dishonesty, fraud or other malfeasance, immoral conduct or gross misconduct;
(iii)    any willful material violation by the Executive of the Company’s Code of Business Conduct and Ethics or the Proprietary Information, Inventions and Non-Solicitation Agreement between the Company and the Executive; or
(iv)     the Executive’s conviction of, or plea of nolo contendere to, a felony or a crime of moral turpitude under the laws of the United States or any state thereof or any other jurisdiction in which the Company conducts business.
For purposes of this definition, no act or failure to act by the Executive shall be deemed “willful” unless effected by the Executive not in good faith and without a reasonable belief that such act or failure to act was in or not opposed to the Company’s best interests.

1.3.    “Change in Control” means the occurrence of any one of the following events:
(i)    the direct or indirect sale or exchange by the stockholders of the Company of all or substantially all of the stock of the Company where the stockholders of the Company before such sale or exchange do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the surviving, continuing, successor, or purchasing corporation or parent corporation thereof, as the case may be (the “Acquiring Company”) after such sale or exchange;
(ii)    a merger or consolidation where the stockholders of the Company before such merger or consolidation do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Acquiring Company after such merger or consolidation;
(iii)    the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange, or transfer to one or more subsidiary corporations of the Company);
(iv)    a change in the composition of the Board occurring within a two year period, as a result of which less than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the date hereof or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the directors of the Company at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company);
(v)    a liquidation or dissolution of the Company; or
(vi)    any other event that the Board, in its reasonable discretion, shall determine constitutes a Change in Control.
In each case the determination of whether or not a “Change in Control” is deemed to have taken place shall be made without regard to whether such events or occurrences constituting the Change in Control were hostile or against the position of the Board, or were approved or concurred in by the Board.
1.4.    “Code” means the Internal Revenue Code of 1986, as amended.
1.5.    “Company” means Ciena Corporation, its affiliates and subsidiaries, and any successor as provided in Section 7.5.
1.6.    “Disability” means either (i) “total disability” as defined for purposes of the Company’s long-term disability benefit plan; or (ii) the Executive’s inability, as a result of physical or mental incapacity, to perform the Executive's duties for a period of six consecutive months or for an aggregate of six months in any 12 consecutive month period.
1.7.    “Effective Date” means the date on which a Change in Control becomes effective. In the event of a subsequent Change in Control within one year of the prior Change in Control, “Effective Date” shall be adjusted to mean the date on which the subsequent Change in Control occurs.
1.8.     “Good Reason” means;
(i)    removal from, or failure to be reappointed or reelected to the Executive’s principal position immediately prior to the Effective Date or the date of a Triggering Event, as applicable (other than as a result of a promotion);
(ii)    material diminution in the Executive’s position, duties or responsibilities, or the assignment to the Executive of duties that are inconsistent, in a material respect, with the scope of duties and responsibilities associated with the Executive’s position immediately prior to the Effective Date or the date of a Triggering Event, as applicable;

(iii)    material reduction in base salary or award opportunity under any corporate incentive plan (or any successor to any such plan), or a material reduction in the level of participation in long-term incentive, benefit and other plans for senior executives as in effect immediately preceding the Effective Date or the date of a Triggering Event, as applicable, or their equivalents;
(iv)    relocation of the Executive’s principal workplace without the Executive’s consent to a location which is more than 50 miles from the Executive’s principal workplace on the Effective Date or the date of a Triggering Event, as applicable; or
(v)    any failure by the Company to comply with and satisfy the requirements of Section 7.5, provided that the successor shall have received at least ten days’ prior written notice from the Company or the Executive of the requirements of Section 7.5;
provided, however, that (A) the Executive has provided notice to the Company of any of the foregoing conditions within 90 days of the initial existence of the condition; (B) the Company has been given at least 30 days following receipt of such notice to cure such condition; and (C) the Executive actually terminates employment within one year following the initial existence of the condition.
1.9.    “Options” means the Executive’s options to purchase common stock of the Company (or to receive cash or property the amount or value of which is determined by reference to the price of the Company’s common stock) that are (i) validly issued under any of the Company’s equity incentive or stock option plans and (ii) outstanding as of the Effective Date or the date of a Triggering Event, as applicable.
1.10.    “Performance-Based Restricted Stock” means the Executive’s restricted stock (including “restricted stock units” or other rights to receive common stock of the Company) that is (i) validly issued under any of the Company’s equity incentive plans, (ii) outstanding as of the Effective Date or the date of a Triggering Event, as applicable, and (iii) subject to performance-based vesting.
1.11.    “Time-Based Restricted Stock” means the Executive’s restricted stock (including “restricted stock units” or other rights to receive common stock of the Company) that is (i) validly issued under any of the Company’s equity incentive plans, (ii) outstanding as of the Effective Date or the date of a Triggering Event, as applicable, and (iii) subject to time-based vesting.
1.12.    “Triggering Event” means termination of the Executive's employment with the Company without Cause by the Company, or for Good Reason by the Executive, either (i) within 90 days prior to the Effective Date or (ii) on or within 12 months after the Effective Date. For purposes of this definition, an Executive's employment with the Company will be deemed to have terminated on the earlier of the date the Executive's employment with the Company ceases or the date that written notice of any such termination is received by the Executive or by the Company, as the case may be, even though the parties may agree in connection therewith that the Executive's employment with the Company will continue for a specified period thereafter. The failure by the Executive or the Company to set forth in any such notice sufficient facts or circumstances showing Good Reason or Cause, as the case may be, shall not waive any right of the Executive or the Company or preclude either party from asserting such facts or circumstances in the enforcement of any such right.
2.    Term of Agreement.
This Agreement shall commence on the date of its execution by the Executive and shall continue in effect through November 30, 2019 (the “Term”), and may be extended upon mutual written consent of the Executive and the Company (as authorized by the Board or the Compensation Committee of the Board). Notwithstanding the foregoing:

(a)
the Term shall be automatically extended without any further action if the Company is in active negotiations for, or has entered into, a definitive agreement regarding a Change in Control (a “Pending Transaction”), until the earliest to occur of (i) the date on which such negotiations have terminated without entry into a definitive agreement, (ii) the date on which such definitive agreement has terminated pursuant to its terms without occurrence of a Change in Control, or (iii) 12 months following the Effective Date of such Pending Transaction;

(b)	in the event that a Change in Control occurs during the Term, this Agreement shall continue in effect for a period of 12 months following the Effective Date; and

(c)
if the Executive becomes entitled to severance benefits under Section 3 during the Term, this Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

3.    Severance Benefits Upon Triggering Event.
Provided that the Executive satisfies the conditions precedent set forth in Sections 4.1 and 4.2 hereof, upon a Triggering Event the Company shall pay the Executive the amounts and provide the Executive with the benefits set forth in this Section 3 (subject to the exclusivity and non-duplication provisions of Section 6 hereof):
3.1.    Severance Payment. The Company shall pay to the Executive a lump sum severance payment, subject to any applicable payroll or other taxes required to be withheld, equal to one and one-half times the sum of (i) the Executive’s annual base salary as in effect immediately prior to either the date of the Executive’s termination of employment with the Company or the Effective Date, whichever is higher, and (ii) the Executive’s annual target bonus or sales commissions amount(s) under any incentive plan(s) or program(s) in which the Executive participated immediately prior to either the date of the Executive’s termination of employment with the Company or the Effective Date, whichever is higher. The above bonus or commissions amount shall be based on an assumed achievement of 100% of the targeted performance goal(s) for such award. Upon receipt of the above bonus amount, and subject to Section 6.2(iii) hereof, neither the Executive nor any other person claiming any payment by reason of the Executive's participation in the applicable annual bonus plan or annual sales incentive compensation plan shall have any right to any additional payment under such plan(s) or program(s) with respect to any applicable award thereunder;
3.2.    Welfare Benefit and D&O Insurance. The Company shall continue the Executive's (and, where applicable, the Executive's spouse and eligible dependents’) participation in the group medical, dental and vision plans maintained by the Company, on substantially the same basis as if the Executive were an employee of the Company, until the earlier of 18 months following the Executive’s termination of employment with the Company or the last day of the month in which the Executive commences employment with another employer following the Executive’s termination of employment with the Company (the “Coverage Period”). In the event that the Company is unable for any reason to provide for the Executive's (and, where applicable, the Executive's spouse and eligible dependents’) continued participation in one or more of such plans during the Coverage Period, the Company shall pay or provide at its expense equivalent benefit coverage for the remainder of the Coverage Period. The Coverage Period shall be taken into account as a period of continuation coverage for purposes of Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and for purposes of any other obligation of the Company to provide any continued coverage to the Executive (and, where applicable, the Executive’s spouse and eligible dependents) under any group medical, dental or vision plan. In the event that any payments under this Section 3.2 violate the non-discrimination rules under the Affordable Care Act (“ACA”), then the parties agree to modify this section as necessary in order to comply with the ACA. The Company shall continue to maintain director and officer insurance covering the Executive, and shall maintain in effect any indemnification agreements providing for indemnification of the Executive by the Company, until the applicable statute of limitations has ended;
3.3.    Options and Restricted Stock. Notwithstanding the terms of any plan, program or arrangement maintained by the Company:

(a)
upon the Effective Date, (i) the Executive’s Options that are subject to performance-based vesting and for which the applicable performance period has not yet expired shall immediately be converted into Options with time-based vesting conditions, and (ii) the Executive’s Performance-Based Restricted Stock, and any other similar instruments of equity-based compensation that are subject to performance-

based vesting, for which the applicable performance period has not yet expired shall immediately be converted into Time-Based Restricted Stock; in each case, with vesting as to the equity awards converted above being deemed to have commenced on the date of grant and vesting as to 1/16th of the grant on each March 20, June 20, September 20 and December 20 following the date of grant;

(b)
upon a Triggering Event, all of the Executive’s Options, Performance-Based Restricted Stock and Time-Based Restricted Stock (including any performance-based equity awards converted pursuant to Section 3.3(a) above), to the extent unvested, shall become immediately vested and exercisable in full; and

(c)
upon a Triggering Event, the Executive must elect to exercise any unexercised and exercisable Options within the time period set forth in the applicable plan, program or arrangement under which they were granted, subject to the following requirements:

(i)
If the exercise of any Option within the time period described in this Section 3.3 is prevented by the requirements of federal or state securities laws or as provided under the terms of the applicable plan, program or arrangement, then the Option shall remain exercisable until three months after the date the Executive is notified by the Company that the Option is exercisable, but in no event later than ten years after the date of grant of the Option; and

(ii)
If the exercise of any Option within this time period would subject the Executive to suit under Section 16(b) of the Securities Exchange Act of 1934, the period for exercise shall be extended until the earliest to occur of (a) the tenth day following the date on which the Executive would no longer be subject to such suit, (b) the 190th day after the end of the salary continuation period, or (c) ten years after the date of grant of the Option.

3.4.    Section 409A. Each of the cash payments provided pursuant to Article 3 of the Agreement shall be treated for purposes of Section 409A of the Code as a right to a series of separate and distinct payments. If the Executive is a “specified employee,” as such term is defined pursuant to Section 409A of the Code and the regulations and guidance issued thereunder, and an amount payable under this Agreement constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties thereunder, then such payments shall not be made until the earlier of the Executive’s death or six months and one day after the Executive’s last day of employment. With respect to any amounts for which cash payment has been delayed in accordance with this Section 3.4, such amounts shall accrue interest at the applicable U.S. Treasury rate for the corresponding maturity period in effect as of the date of the Triggering Event.

4.    Conditions Precedent.

4.1.    Release and Waiver. The parties agree that, as a condition to the Executive’s right to receive the severance payments and benefits set forth in Section 3, the Executive shall execute a general waiver and release (a “Release”), in form and substance reasonably satisfactory to the Company, within 45 days following the last day of the Executive’s employment with the Company, of all claims relating to the Executive's employment by the Company and the termination of such employment, including but not limited to discrimination claims, employment-related tort claims, contract claims and claims under this Agreement (other than claims with respect to benefits under the Company's tax-qualified retirement plans, continuation of coverage or benefits solely as required by Part 6 of Title I of ERISA, or any obligation of the Company to provide future performance under Section 3). No severance payments or benefits will be paid or provided until after the last day on which the Executive could rescind all or any part of the Release and the Release has become effective, and the Company will make the lump sum severance payment pursuant to Section 3.1 within ten days thereafter; provided, however, that if the period during which the Release could be signed and become effective begins in one taxable year and ends in another taxable year, then the severance payment will not be made until the beginning of the second taxable year.

4.2.    Non-Competition and Non-Solicitation. The parties agree that, as a condition to the Executive’s right to receive the severance payments and benefits set forth in Section 3, the Executive agrees that, for a period of 12 months following the Executive’s last day of employment with the Company, the Executive will not, whether alone or as a partner, officer, director, consultant, agent, employee or stockholder of any company or other commercial enterprise, directly or indirectly, without the prior written consent of the Company:

(a)
be employed or engaged by or associated with, or engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, any business or other commercial activity whose products directly compete, in whole or in part, with the products of the Company; provided, that the Executive may purchase or otherwise acquire as a passive investment up to (but not more than) one percent of any class of security of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934; or

(b)
(i) solicit or induce any employee of the Company to leave the employ of the Company, (ii) solicit business of the same or similar type being carried on by the Company from any person known by to the Executive to have purchased products or services from the Company within the 12 months prior to the Executive’s last day of employment with the Company, (iii) unlawfully interfere with the Company’s relationship with any person, including any person who was an employee, contractor, supplier or customer of the Company, or (iv) disparage the Company or any of its shareholders, directors, officers, employees or agents.

4.3.    Construction. Section 4.2 is intended to provide the greatest restriction allowable under Cal. Bus. & Prof. Code §16601. In the event any provision hereof is determined by a court of competent jurisdiction to violate any provision of Cal. Bus. & Prof. Code §16601, that provision shall be modified to the least extent necessary to render it enforceable and the remainder of the Agreement shall remain in full force and effect.
4.4.    Remedies. In the event of a breach of Section 4.1 or Section 4.2 by the Executive, then the Executive shall immediately reimburse the Company the entire gross amount of the severance benefits paid to the Executive pursuant to Section 3 up to the date of such breach. The forfeiture provisions of this Section 4.4 shall be in addition to, and not in limitation of, any other remedies available to the Company at law or in equity.
5.    Limitation on Payments by the Company.
5.1.    In the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (“Payment” or “Payments”) (i) constitutes a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Payments shall be either:

(a)	paid or distributed in full, or

(b)	paid or distributed as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Executive (on an after-tax basis) of the greatest amount of Payments, notwithstanding that all or some portion of such Payments may be taxable under Section 4999 of the Code.

5.2.    Unless the Company and the Executive otherwise agree in writing, all determinations required to be made under this Section 5 shall be made in writing by the independent public accountants appointed for this purpose by the Company (the “Accountants”) immediately prior to the Triggering Event, whose determination shall be conclusive and binding upon the Company and the Executive for all purposes. For purposes of making the calculation required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5. The Company shall bear all costs the Accountants may reasonably incur in connetion with any calculations contemplated by this Section 5.
6.    Exclusivity and Non-Duplication.
6.1.    Exclusivity. Notwithstanding any other agreement to the contrary, the parties acknowledge and agree that the severance payments and benefits provided by the Company under this Agreement:

(a)
shall be the only severance or severance-related payments payable and benefits provided by the Company under any plan, program, policy or agreement, including but not limited to the Company’s U.S. Executive Severance Benefit Plan, and are in full and complete satisfaction of all such liabilities of the Company; and

(b)
shall be deemed to be inclusive of any notice, payments or benefits to which the Executive may be entitled under the federal Worker Adjustment and Retraining Notification (WARN) Act or other applicable plant or facility closing or mass layoff law, the Employment Standards Act, 2000 or other applicable employment standards legislation, or any other statutory or regulatory requirement to provide notice of employment termination or entitlement to severance payments.

6.2.    Non-Duplication. Notwithstanding any other agreement to the contrary, the parties acknowledge and agree that the severance payments and benefits provided by the Company under this Agreement shall be in addition to any other non-severance or non-severance-related payments or benefits under any plan, program, policy or agreement with the Company to which the Executive may otherwise be entitled as of the Triggering Event, including but not limited to (i) unpaid base salary (including accrued and unused paid time off days), (ii) unreimbursed business expenses, (iii) unpaid bonus or sales commission amounts earned under any incentive plan(s) or program(s) (provided that, in the case of the Company’s Amended and Restated Incentive Bonus Plan or any successor plan, such amounts shall be limited to any unpaid bonus amounts for any then-completed performance period in accordance with the terms of such plan), and (iv) amounts payable under any retirement plans or stock purchase plans of the Company in which the Executive may participate.
7.    General.
7.1.    Inconsistent Provisions. This Agreement shall be in addition to, and have no effect on, the provisions of any other agreements, including without limitation indemnification agreements, confidentiality agreements and proprietary information, inventions and non-solicitation agreements, which may exist between the Company and the Executive. Notwithstanding the foregoing, to the extent that the terms and conditions of this Agreement are inconsistent with those found in any other agreement or plan to which the Company and the Executive are each a party, the terms and conditions of this Agreement shall control. Notwithstanding the provisions of any existing confidentiality and similar agreements between the Company and the Executive, the parties acknowledge and agree that the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law and (ii) in a complaint or other document filed in a legal action, suit or proceeding, if such filing is made under seal.

7.2.    Amendment. This Agreement may not be amended or terminated after the Effective Date or the date of a Triggering Event, as applicable. Prior to such date, the Board may, in its sole discretion, modify or amend this Agreement in any respect, provided such actions do not reduce the amount or defer the receipt of any payment or benefit provided under this Agreement.
7.3.    Payment Obligations; Overdue Payments. Subject to satisfaction of the conditions precedent set forth in Sections 4.1 and 4.2, the Company's obligations to make the payments and provide the benefits to the Executive under this Agreement shall be absolute and unconditional and shall not be affected in any way by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense or other right which the Company may have against the Executive or anyone else. Each and every payment made hereunder by the Company shall be final and the Company will not seek to recover all or any part of such payment from the Executive or from whosoever may be entitled thereto, except as otherwise provided in Section 4.4. The Executive shall be entitled to receive interest at the prime rate of interest published from time to time by The Wall Street Journal on any payments under this Agreement that are 30 days overdue, provided, however, that no payments shall be deemed to be overdue until the Executive executes the Release and any rescission period with respect to such Release has expired.
7.4.    At-Will Employment. The Company and the Executive acknowledge and agree that the Executive’s employment by the Company is and shall continue to be at-will, as defined under applicable law, except as may otherwise be specifically provided under the terms of any written formal employment agreement or offer letter between the Company and the Executive.
7.5.    No Duty to Mitigate. The Executive shall not be required to mitigate any amounts payable or arrangements made under this Agreement, nor shall any such payment or arrangement be reduced by any earnings that the Executive may receive from any other source (except as provided in the first sentence of Section 3.2).
7.6.    Successors. All rights under this Agreement are personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable in the event of the Executive’s death or disability by the Executive's legal representative. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such event resulting in a successor had taken place.
7.7.    Controlling Law. This Agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of Delaware (without regard to the principles of conflicts of laws).
7.8.    Arbitration. DISPUTES REGARDING THE EXECUTIVE'S EMPLOYMENT WITH THE COMPANY, INCLUDING, WITHOUT LIMITATION, ANY DISPUTE HEREUNDER, WHICH CANNOT BE RESOLVED BY NEGOTIATIONS BETWEEN THE COMPANY AND THE EXECUTIVE SHALL BE SUBMITTED TO, AND SOLELY DETERMINED BY, FINAL AND BINDING ARBITRATION CONDUCTED BY JUDICIAL ARBITRATION AND MEDIATION SERVICES (“JAMS”) OR ANY SUCCESSOR THERETO, IN ACCORDANCE WITH JAMS’ ARBITRATION RULES FOR EMPLOYMENT DISPUTES THEN IN EFFECT, AND THE PARTIES AGREE TO BE BOUND BY THE FINAL AWARD OF THE ARBITRATOR IN ANY SUCH PROCEEDING. THE ARBITRATOR SHALL APPLY THE LAWS OF THE STATE OF DELAWARE WITH RESPECT TO THE INTERPRETATION OR ENFORCEMENT OF ANY MATTER RELATING TO THIS AGREEMENT. ARBITRATION MAY BE HELD IN BALTIMORE, MARYLAND OR SUCH OTHER PLACE AS THE PARTIES HERETO MAY MUTUALLY AGREE, AND SHALL BE CONDUCTED SOLELY BY A FORMER JUDGE. JUDGMENT UPON THE AWARD BY THE ARBITRATOR MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF. The prevailing party in the arbitration, as determined by the arbitrator, shall be entitled to reimbursement of reasonable attorney’s fees and disbursements incurred in such proceedings by the non-prevailing party. BY SIGNING THIS AGREEMENT, THE PARTIES ARE GIVING UP ANY RIGHT THEY MIGHT HAVE TO SUE EACH OTHER IN COURT AND HAVE THEIR CASE DECIDED BY A JUDGE OR JURY, AND AGREE TO RESOLVE ANY AND ALL DISPUTES BY ARBITRATION.

7.9.    Severability. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
7.10.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date written below.

	CIENA CORPORATION	EXECUTIVE
By:	/s/ David M. Rothenstein	___________________________________
Name:	David M. Rothenstein
Title:	Senior VP and General Counsel
Date: November 1, 2016